FOR IMMEDIATE RELEASE

Diversified Restaurant Holdings Reports 4.2% Increase in
Same-Store Sales for First Quarter 2019
Comparable sales continue to trend positive in second quarter, up 7.7% before Easter shift and 4.6% after, with both traffic and average ticket up
SOUTHFIELD, MI, May 7, 2019 -- Diversified Restaurant Holdings, Inc. (Nasdaq: SAUC) ("DRH" or the "Company"), one of the largest franchisees for Buffalo Wild Wings® ("BWW") with 64 stores across five states, today announced results for its first quarter ended March 31, 2019.
First Quarter Information (compared with prior-year period unless otherwise noted)

•	Revenue totaled $40.6 million, up 2.6% despite one fewer restaurant

•	Same-store sales increased 4.2%

•	Net income was $0.1 million

•	Restaurant-level EBITDA(1) was $6.4 million or 15.7% of sales

•	Adjusted EBITDA(1) was $4.5 million or 11.1% of sales

•	Total debt of $99.5 million was down $3.0 million for the year-to-date period
(1)See attached table for a reconciliation of GAAP net income to Restaurant-level EBITDA and Adjusted EBITDA
"The increase in our first quarter sales, particularly the strong trend in March that has continued into the second quarter, is an exciting indication of things to come for the BWW brand. Despite headwinds early in the quarter due to severe winter weather hindering sales for two entire football playoff weekends in each of our three core Midwest markets, the quarter was our second consecutive positive result for same-store sales. Our focus on perfecting the execution of the delivery channel continues to pay-off, as delivery led the way for us early in the quarter. However, as the new brand media and product launches began in mid-March, we finally saw our dine-in traffic turn positive. In fact, since those launches, our dine-in same-store sales through the end of last week are up 3.0%," commented David G. Burke, President and CEO.
"While we are disappointed that the revenue increase didn’t convert well to earnings this quarter, we are much more optimistic about the future. Cost of sales, labor and delivery expenses were all headwinds in the quarter as traditional wing prices were higher than expected and labor cost headwinds remain a concern. On the labor front, we made significant investments in training during the quarter around new brand initiatives, and while we don't expect these to be permanent costs, certain of these initiatives will also impact our labor line in the second quarter. Additionally, we implemented a menu price increase at the tail end of the quarter that will help to alleviate these pressures, and we are successfully and meaningfully driving down our delivery costs while continuing to ramp up sales. We have also taken another hard look at our G&A expenses, and will be executing reductions in the next several weeks approaching $1 million on an annualized basis. We expect these reductions to drive overhead expenses below 5% of sales for this year, and closer to 4.5% in future years when we get the full benefit of the reductions."

First Quarter Results
(Unaudited, $ in thousands)	Q1 2019	Q1 2018	Change	% Change
Revenue	$40,568.1	$39,533.0	$1,035.1	2.6%
Operating profit	$1,537.5	$1,471.9	$65.6	4.6%
Operating margin	3.8%	3.7%
Net Income	$55.4	$159.9	$(104.5)	(65.4)%
Net income per share	$—	$0.01	$(0.01)	(100.0)%

Same-store sales	4.2%	(8.5)%

Restaurant-level EBITDA(1)	$6,378.9	$6,898.1	$(519.2)	(7.5)%
Restaurant-level EBITDA margin	15.7%	17.4%
Adjusted EBITDA(2)	$4,502.2	$5,071.7	$(569.5)	(11.2)%
Adjusted EBITDA margin	11.1%	12.8%

(1) Please see attached table for a reconciliation of GAAP net income to Restaurant-level EBITDA and Adjusted EBITDA

There was a favorable calendar shift in the quarter, as Easter, a holiday on which the DRH restaurants are closed, fell within the 2018 first quarter versus the second quarter in 2019.
General and administrative ("G&A") expenses as a percentage of sales decreased 20 basis points to 5.5% due to lower corporate overhead and other efficiency initiatives, partially offset by higher incentive accruals. For the full year of fiscal 2019, the Company is targeting G&A expenses below 5% of sales, excluding non-recurring items.
Food, beverage, and packaging costs as a percentage of sales increased 60 basis points to 28.8% primarily due to higher traditional chicken wing costs. Average cost per pound for traditional bone-in chicken wings, DRH’s most significant input cost, increased to $1.94 in the 2019 first quarter compared with $1.89 in the prior-year period.
Higher average wages due to a tight labor market and investments in training around new brand initiatives resulted in compensation costs as a percent of sales increasing 120 basis points to 26.9%.

Balance Sheet Highlights
Cash and cash equivalents were $6.5 million at March 31, 2019, compared with $5.4 million at the end of 2018. Capital expenditures were $0.6 million during the first three months of 2019 and were for minor facility upgrades and general maintenance-type investments, but also included approximately $0.2 million invested in the plate ware upgrades introduced in March. DRH does not expect to build any new restaurants or complete any major remodels in 2019. As a result, the Company anticipates its capital expenditures will approximate $2.0 million in fiscal 2019.
Total debt was $99.5 million at the end of the quarter, down $3.0 million since 2018 year-end.
Mr. Burke added, "We are focused on refinancing our debt between now and the end of the third quarter. While the fact that BWW exercised its right of first refusal on our planned acquisition caused us to change course on this refinancing, we are highly confident about a successful outcome in the next several months. We expect that, after refinance, the debt service demands on our free cash flow will be substantially lessened, supporting our ability to invest in the business to drive improved financial performance and shareholder value."

Webcast, Conference Call and Presentation
DRH will host a conference call and live webcast on Wednesday, May 8, 2019 at 10:00 A.M. Eastern Time, during which management will review the financial and operating results for the first quarter, and discuss its corporate strategies and outlook. A question-and-answer session will follow.
The teleconference can be accessed by calling (201) 389-0879. The webcast can be monitored at www.diversifiedrestaurantholdings.com. A presentation that will be referenced during the conference call is also available on the website.
A telephonic replay will be available from 1:00 P.M. ET on the day of the call through Wednesday, May 15, 2019. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13689832, or access the webcast replay at http://www.diversifiedrestaurantholdings.com, where a transcript will also be posted once available.
About Diversified Restaurant Holdings, Inc.
Diversified Restaurant Holdings, Inc. is one of the largest franchisees for Buffalo Wild Wings with 64 franchised restaurants in key markets in Florida, Illinois, Indiana, Michigan and Missouri. DRH’s strategy is to generate cash, reduce debt and leverage its strong franchise operating capabilities for future growth. The Company routinely posts news and other important information on its website at http://www.diversifiedrestaurantholdings.com.

Safe Harbor Statement
The information made available in this news release and the Company’s May 8, 2019 earnings conference call contain forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties, actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the franchisor waiving its right of first refusal, our ability to obtain financing for the acquisition, the success of initiatives aimed at improving the Buffalo Wild Wings brand, the impact of economic and industry conditions, competition, food safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

Investor and Media Contact:
Deborah K. Pawlowski
Kei Advisors LLC
716.843.3908
dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018
Revenue	$40,568,084	$39,532,957

Operating expenses
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage, and packaging costs	11,684,395	11,132,377
Compensation costs	10,906,293	10,164,655
Occupancy costs	2,938,054	2,943,840
Other operating costs	8,688,161	8,393,955
General and administrative expenses	2,239,947	2,253,928
Depreciation and amortization	2,565,370	3,166,500
Loss on asset disposal	8,385	5,851
Total operating expenses	39,030,605	38,061,106

Operating profit	1,537,479	1,471,851

Interest expense	(1,505,335)	(1,646,044)
Other income, net	40,054	32,640
Income (loss) before income taxes	72,198	(141,553)

Income tax benefit (expense)	(16,757)	301,423
Net Income	$55,441	$159,870

Basic and diluted earnings per share	$—	$0.01

Weighted average number of common shares outstanding:
Basic and diluted	31,925,521	26,853,724

As a result of the Company’s adoption of the new lease standard (ASU 2016-02), certain prior year amounts have been reclassified for consistency with the current year presentation.

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS	March 31, 2019	December 30, 2018
Current assets:
Cash and cash equivalents	$6,506,938	$5,364,014
Accounts receivable	328,914	654,322
Inventory	1,505,609	1,526,779
Prepaid and other assets	391,621	556,480
Total current assets	8,733,082	8,101,595

Property and equipment, net	32,458,202	34,423,345
Operating lease right-of-use assets	51,096,209	52,650,512
Intangible assets, net	2,173,074	2,198,685
Goodwill	50,097,081	50,097,081
Other long-term assets	289,046	408,761
Total assets	$144,846,694	$147,879,979

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$4,338,999	$4,273,133
Accrued compensation	2,802,803	1,830,415
Other accrued liabilities	3,235,999	2,821,235
Current portion of long-term debt	11,494,830	11,515,093
Current portion of operating lease liabilities	6,190,122	6,670,227
Total current liabilities	28,062,753	27,110,103

Operating lease liabilities, less current portion	47,897,014	48,956,491
Deferred income taxes	1,177,039	1,220,087
Unfavorable operating leases	415,881	438,944
Other long-term liabilities	321,454	343,075
Long-term debt, less current portion	88,027,975	90,907,537
Total liabilities	165,902,116	168,976,237

Stockholders’ deficit:
Common stock - $0.0001 par value; 100,000,000 shares authorized; 33,215,584 and 33,200,708, respectively, issued and outstanding	3,188	3,182
Preferred stock - $0.0001 par value; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Additional paid-in capital	27,192,077	27,021,517
Accumulated other comprehensive income	114,338	355,293
Accumulated deficit	(48,365,025)	(48,476,250)
Total stockholders’ deficit	(21,055,422)	(21,096,258)

Total liabilities and stockholders’ deficit	$144,846,694	$147,879,979

As a result of the Company’s adoption of the new lease standard (ASU 2016-02), certain prior year amounts have been reclassified for consistency with the current year presentation.

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31, 2019	April 1, 2018
Cash flows from operating activities
Net income	$55,441	$159,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,542,307	3,166,500
Amortization of operating lease assets	1,554,303	1,582,406
Amortization of debt discount and loan fees	64,080	72,434
Loss on asset disposals	8,385	5,851
Share-based compensation	168,338	234,758
Deferred income taxes	6,175	(301,423)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	325,408	358,167
Inventory	21,171	(2,937)
Prepaid and other assets	107,230	(38,763)
Intangible assets	—	(20,076)
Other long-term assets	(57,050)	—
Accounts payable	85,155	(1,325,034)
Operating lease liabilities	(1,539,582)	(1,581,449)
Accrued liabilities	1,365,530	1,187,397
Net cash provided by operating activities	4,706,891	3,497,701

Cash flows from investing activities
Purchases of property and equipment	(602,290)	(496,061)
Net cash used in investing activities	(602,290)	(496,061)

Cash flows from financing activities
Proceeds from issuance of long-term debt
Repayments of long-term debt	(2,963,905)	(2,879,156)
Proceeds from employee stock purchase plan	28,137	18,974
Tax withholdings for restricted stock	(25,909)	(43,617)
Net cash used in financing activities	(2,961,677)	(2,903,799)

Net increase in cash and cash equivalents	1,142,924	97,841

Cash and cash equivalents, beginning of period	5,364,014	4,371,156

Cash and cash equivalents, end of period	$6,506,938	$4,468,997

As a result of the Company’s adoption of the new lease standard (ASU 2016-02), certain prior year amounts have been reclassified for consistency with the current year presentation.

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation between Net Income and Adjusted EBITDA and Adjusted Restaurant-Level EBITDA

	Three Months Ended (Unaudited)
	March 31, 2019	April 1, 2018
Net Income	$55,441	$159,870
+ Income tax (benefit) expense	16,757	(301,423)
+ Interest expense	1,505,335	1,646,044
+ Other income, net	(40,054)	(32,640)
+ Loss on asset disposal	8,385	5,851
+ Depreciation and amortization	2,565,370	3,166,500
EBITDA	$4,111,234	$4,644,202
+ Non-recurring expenses (Restaurant-level)	27,671	—
+ Non-recurring expenses (Corporate-level)	363,299	427,525
Adjusted EBITDA	$4,502,204	$5,071,727
Adjusted EBITDA margin (%)	11.1%	12.8%
+ General and administrative	2,239,947	2,253,928
+ Non-recurring expenses (Corporate-level)	(363,299)	(427,525)
Restaurant–Level EBITDA	$6,378,852	$6,898,130
Restaurant–Level EBITDA margin (%)	15.7%	17.4%

As a result of the Company’s adoption of the new lease standard (ASU 2016-02), certain prior year amounts have been reclassified for consistency with the current year presentation.

Restaurant-Level EBITDA represents net income plus the sum of non-restaurant specific general and administrative expenses, loss on property and equipment disposals, depreciation and amortization, other income and expenses, interest, taxes, and non-recurring expenses. Adjusted EBITDA represents net income plus the sum of loss on property and equipment disposals, depreciation and amortization, other income and expenses, interest, taxes, and non-recurring expenses. We are presenting Restaurant-Level EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP, because we believe they provide additional metrics by which to evaluate our operations. When considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Restaurant-Level EBITDA and Adjusted EBITDA together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income, and cash flows from operations, to assess our historical and prospective operating performance and to enhance the understanding of our core operating performance. Restaurant-Level EBITDA and Adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) they are used internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.

Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and restaurant pre-opening costs, which is non-recurring. The use of Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency, and performance. The use of Restaurant-Level EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based on GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structure and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of property and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management team believes that Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.
Restaurant-Level EBITDA and Adjusted EBITDA are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items. Our management recognizes that Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures.

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